AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of March 31, 2008, between Anthracite Capital, Inc. (the "Company"), a Maryland corporation, and BlackRock Financial Management, Inc. (the "Investment Manager"), a Delaware corporation.

WHEREAS, the Company is a real estate finance company that generates income based on the spread between the interest income on its mortgage loans and securities investments and the interest expense from borrowings used to finance its investments. The Company seeks to earn high returns on a risk-adjusted basis to support a consistent quarterly dividend. The Company expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Company desires to retain the Investment Manager to acquire, sell and otherwise manage the investments of the Company and to perform certain supervisory services for the Company in the manner and on the terms set forth herein;

WHEREAS, the Company and the Investment Manager entered into that certain Amended and Restated Investment Advisory Agreement, dated as of March 15, 2007 (the "Prior Agreement");

WHEREAS, the Investment Manager and the Company desire to amend and restate the Prior Agreement, as amended, in its entirety as set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Certain Definitions

(a)
"Adjusted Operating Earnings" means Operating Earnings plus realized gains, net foreign currency gains and decreases in expense associated with reversals of credit impairments on commercial mortgage loans; less realized losses, net foreign currency losses and increases in expense associated with credit impairments on commercial mortgage loans.

(b)	"Affiliate" means, when used with reference to a specified person,

(i)	any person that directly or indirectly controls or is controlled by or is under common control with the specified person,

(ii)
any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity and

(iii)
any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities; provided, however, that neither the Company nor any of its controlled Affiliates will be treated as an Affiliate of the Investment Manager or any of its Affiliates.

(c)	"Agreement" means this Amended and Restated Investment Advisory Agreement, as amended from time to time.

(d)	"Board of Directors" means the Board of Directors of the Company.

(e)	"Common Stock" means the common stock, par value $0.001 per share, of the Company.

(f)	"CDO" means collateralized debt obligations.

(g)
"FAS 159" means the Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115, promulgated by the Financial Accounting Standards Board in February 2007.

(h)	"GAAP" means accounting principles generally accepted in the United States of America.

(i)	"Mortgage-Backed Securities" means debt obligations (bonds) that are secured by Mortgage Loans or mortgage certificates.

(j)	"Mortgage Loans" means multifamily, residential and commercial term loans secured by real property.

(k)
"Operating Earnings" means net income after operating expenses and preferred dividends but before realized and unrealized gains (losses), incentive fees attributable to other income (loss), net foreign currency gain (loss), hedge ineffectiveness and income (loss) associated with credit impairments on commercial mortgage loans, with such other items as set forth in the Company's applicable Current Report on Form 8-K announcing quarterly results of operations.

(l)	"Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity.

(m)
"Quarterly Average Total Stockholders' Equity" means the average of (i) the Total Stockholders' Equity at the end of the quarter preceding the applicable quarter and (ii) the Total Stockholders' Equity at the end of the applicable quarter, as reported in the Company's publicly filed financial statements.  It is understood that the Company adopted FAS 159 as of January 1, 2008 and elected to apply the fair value option to the following financial assets and liabilities existing at the time of adoption: (1) all securities which were previously accounted for as available-for-sale; (2) all unsecured long-term liabilities, consisting of all senior unsecured notes, senior convertible notes, junior unsecured notes and junior subordinated notes; and (3) all CDO liabilities.

(n)	"REIT Provisions of the Code" means Sections 856 through 860 of the Code.

(o)
"Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

(p)
"Unaffiliated Directors" shall mean those directors serving on the Board of Directors who (a) do not own greater than a de minimis interest in the Investment Manager or any of its Affiliates, other than the Company and any Person controlled by the Company or (b) within the last two years, have not directly or indirectly (i) been an officer of or employed by the Company or the Investment Manager or any of their respective Affiliates, (ii) been a director of the Investment Manager or any of its Affiliates other than the Company and any Person controlled by the Company, (iii) performed more than a de minimis amount of services for the Investment Manager or any of its Affiliates or (iv) had any material business or professional relationship with the Investment Manager or any of its Affiliates other than as a director of the Company and any Person controlled by the Company.

(q)
"Window Period" shall mean the first 20 trading days of the Common Stock on the New York Stock Exchange commencing on the first full trading day after the release of the Operating Earnings, as that period may be shortened, prolonged or altered by the Company.

2.	In General

The Investment Manager agrees, as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company's assets and to supervise and arrange the purchase of securities and loans for and the sale of securities and loans held in the investment portfolio of the Company. The Investment Manager shall manage the investment assets of the Company in conformity with the policies that are approved and monitored by the Board of Directors. The Investment Manager shall prepare regular reports for the Board of Directors that will review the Company's acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Board of Directors. The Investment Manager shall allocate investment and disposition opportunities in accordance with policies and procedures the Investment Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizons, availability of cash and the amount of existing holdings.

3.	Duties and Obligations of the Investment Manager with Respect to Investment of Assets of the Company

(a)
Subject to the succeeding provisions of this Section and subject to the direction and control of the Board of Directors, the Investment Manager will be responsible for the day-to-day investment management of the Company and will perform (or cause to be performed) such services and activities relating to the investment of assets of the Company as may be appropriate, including, but not limited to:

(i)
providing a complete program of investing and reinvesting the capital and assets of the Company in pursuit of the Company's investment objectives and in accordance with the policies adopted by the Board of Directors from time to time;

(ii)	serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

(iii)
assisting the Company in developing criteria for mortgage asset purchase commitments that are specifically tailored to the Company's investment objectives and making available to the Company the Investment Manager's knowledge and experience with respect to mortgage assets and other real estate related assets;

(iv)	counseling the Company in connection with investment policy decisions made by the Board of Directors;

(v)
evaluating and recommending hedging strategies to the Board of Directors in accordance with hedging guidelines and policies adopted by the Board of Directors, and engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT;

(vi)	maintaining the Company's exemption from regulation as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

(vii)	representing the Company in connection with the purchase and commitment to purchase or sell mortgage assets, including the accumulation of Mortgage Loans for securitization and the incurrence of debt;

(viii)	arranging for the issuance of Mortgage-Backed Securities from pools of Mortgage Loans owned by the Company;

(ix)	acquiring and managing Mortgage-Backed Securities;

(x)	furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Investment Manager; and

(xi)
monitoring and providing to the Board of Directors on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers.

(b)
In the performance of its duties under this Agreement, the Investment Manager shall at all times use all reasonable efforts to conform to and act in accordance with any requirements imposed by (i) the status of the Company as a REIT as defined in the REIT Provisions of the Code; (ii) the Company's status as an entity exempt from regulation under the Investment Company Act; (iii) any other applicable provision of law; (iv) the provisions of the Articles of Incorporation and By-Laws of the Company, as such documents are amended from time to time; (v) the investment objectives and policies of the Company as set forth in its Registration Statement on Form S-11, as such objectives and policies may thereafter be amended from time to time; and (vi) any policies and determinations of the Board of Directors.

(c)
The Investment Manager will bear all costs and expenses of the Investment Manager's officers and employees and any overhead incurred in connection with the Investment Manager's duties hereunder, the cost of office space and equipment required for performance of the Investment Manager's duties and shall bear the costs of any salaries or directors' fees of any officers or directors of the Company who are Affiliates of the Investment Manager, except that the Board of Directors may approve reimbursement to the Investment Manager of the Company's pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Company operations and administration (other than the provision of services covered by Section 3(a) above) of all personnel employed by the Investment Manager who devote substantial time to Company operations and administration or the operations and administration of other companies advised by the Investment Manager; provided that the Investment Manager shall not be expected to bear the following expenses: issuance and transaction costs incident to the acquisition, disposition and financing of investments, legal, accounting and auditing fees and expenses, the compensation and expenses of the Company's Unaffiliated Directors, the costs of printing and mailing proxies and reports to stockholders, costs incurred by employees of the Investment Manager for travel on behalf of the Company, costs associated with any computer software or hardware that is used solely for the Company, costs to obtain liability insurance to indemnify the Company's directors and officers, the Investment Manager and its employees and directors and any underwriters, and the compensation and expenses of the Company's custodian and transfer agent, if any. The Company will also be required to pay all expenses incurred in connection with due diligence, the accumulation of Mortgage Loans, the master and special servicing of Mortgage Loans, the issuance and administration of Mortgage-Backed Securities from pools of Mortgage Loans or otherwise, the raising of capital, the incurrence of debt, the acquisition of assets, interest expenses, taxes and license fees, non-cash costs, litigation, the base and incentive management fee and extraordinary or non-recurring expenses.

(d)	The Investment Manager shall give the Company the benefit of its best judgment and effort in rendering services hereunder.

(e)
Nothing in this Agreement shall prevent the Investment Manager or any partner, officer, employee or other Affiliate of the Investment Manager from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Manager or any of its shareholders, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Manager will not undertake activities which, in its judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

(f)
The Investment Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of accounts and records shall be accessible for inspection by representatives of the Company or any of its subsidiaries at any time during normal business hours. The Investment Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors or as may be required by law or order of a court or other tribunal having requisite jurisdiction.

(g)
The Investment Manager shall require each seller or transferor of assets to be acquired by the Company to make such representations and warranties regarding such assets as may be directed by the Board of Directors, or, if no such directions are given, as may, in the judgment of the Investment Manager, be necessary and appropriate. In addition, the Investment Manager shall take such other action as may be directed by the Board of Directors, or, if no such directions are given, as it deems necessary or appropriate with regard to the protection of the Company's assets.

4.	Portfolio Transactions and Brokerage

The Investment Manager is authorized, for the purchase and sale of the Company's assets, to employ such securities dealers as may, in the judgment of the Investment Manager, implement the policy of the Company to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved and is authorized to direct the execution of such transactions, in compliance with applicable law to dealers and brokers that are affiliates of, or have a financial interest in, the Investment Manager or its affiliates ("Affiliated Broker-Dealers"). The Investment Manager and any Affiliated Broker-Dealers are also hereby authorized by the Company to execute agency cross transactions on the Company's behalf. Agency cross transactions may facilitate a purchase or sale of a block of securities at a predetermined price and may avoid unfavorable price movements which might otherwise be suffered if the purchase or sale order were exposed to the market. However, the Manager and its Affiliated Broker-Dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. The Company understands that its authority to the Investment Manager to effect agency cross transactions for the Company is terminable at will without penalty, effective upon receipt by the Investment Manager of written notice from the Company. If the Company's assets are subject to Section 11(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 11a2-2(T) thereunder, the Company authorizes the Investment Manager's Affiliated Broker-Dealers that may be members of a U.S. securities exchange, or have the right to trade on such an exchange, to execute transactions on such exchange for the Company. Consistent with this policy, the Investment Manager is authorized to direct the execution of the Company's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Investment Manager to be useful or valuable to the performance of the Investment Manager's investment advisory functions for the Company.

5.	Compensation of the Investment Manager

(a)
The Company agrees to pay to the Investment Manager and the Investment Manager agrees to accept, the fees specified in this Section 5(a) and Section 5(f) below, as full compensation for all services rendered by the Investment Manager as such:

(i)	a quarterly base management fee based on Quarterly Average Total Stockholders' Equity, calculated as follows:

Quarterly Average Total	Base
Stockholders' Equity	Management Fee
Less than or equal to $400 million	0.3750%
Greater than $400 million, but less than or equal to $800 million	0.3125%
Greater than $800 million	0.2500%

and

(ii)	an incentive fee in an amount equal to the product of 25% of the dollar amount by which:

(1)	Adjusted Operating Earnings of the Company (before incentive fee) for the applicable quarterly period exceeds

(2)
an amount equal to (A) the weighted average of the price per share of the Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings of Common Stock by the Company, including, without limitation, issuances of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, private placements, public offerings and exercises of options granted under the Company's 1998 Stock Option Plan, multiplied by (B) the Ten-Year U.S. Treasury Rate plus 4.0% per annum (expressed as a quarterly percentage) multiplied by (C) the weighted average number of shares of Common Stock outstanding during such quarter.

(b)
Calculation of the incentive fee payable to the Investment Manager shall be calculated using a rolling four-quarter high watermark (the "Watermark"). In determining the Watermark, the Investment Manager shall calculate the incentive fee based upon the current and prior three quarters' Adjusted Operating Earnings and/or net income (the "Yearly Incentive Fee"), as the case may be, as follows: (i) for the 1st quarter of fiscal 2008 and all prior quarters, net income, and (ii) for the 2nd quarter of fiscal 2008 and all subsequent quarters, Adjusted Operating Earnings. For clarification purposes only, in calculating the incentive fee at: (i) June 30, 2008, the Investment Manager shall calculate the Watermark based upon: 2nd quarter of fiscal 2008 Adjusted Operating Earnings, and 1st quarter of fiscal 2008 and 3rd and 4th quarters of fiscal 2007 net income; and (ii) at September 30, 2008, the Investment Manager shall calculate the Watermark based upon: 2nd and 3rd quarters of fiscal 2008 Adjusted Operating Earnings and 1st quarter of fiscal 2008 and 4th quarter of fiscal 2007 net income. The Company shall pay the Investment Manager an incentive fee in the current quarter if the Yearly Incentive Fee is greater than the amount the Company paid to the Investment Manager in the prior three quarters cumulatively. In calculating the incentive fee, Adjusted Operating Earnings may exclude special one-time events pursuant to changes in GAAP accounting pronouncements, or other one-time events, after discussion between the Investment Manager and the Unaffiliated Directors. In calculating the incentive fee, net income shall be based on GAAP and adjusted to exclude special one-time events pursuant to changes in GAAP accounting pronouncements, or other one-time events, after discussion between the Investment Manager and the Unaffiliated Directors. For any period less than a fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full quarter of 90, 91 or 92 days, as the case may be.

(c)
One hundred percent (100%) of the base management fee and the incentive fee shall (subject to the other provisions of this Section 5) be payable to the Investment Manager in Common Stock. Any shares issued pursuant to this provision shall be issued pursuant to any applicable stock plan approved by the Company's stockholders.

(d)
The management fees earned under Section 5(a) will be payable in arrears. The amount of Common Stock payable for the base management fee and the incentive fee for a quarter shall be calculated by dividing the applicable fee by the average of the opening and closing prices of the Common Stock on the New York Stock Exchange during the first 10 days of the Window Period in the subsequent quarter. Payment of such fees shall be made as soon as practicable following such calculation.

(e)
The base management fee is intended to compensate the Investment Manager for its costs in providing investment management services to the Company. The Board of Directors may adjust the base management fee with the consent of the Investment Manager in the future if necessary to align the fee more closely with the costs of such services.

(f)
The Company shall pay to the Investment Manager, which payment shall be part of the base management fee, a number of shares of Common Stock equal to one half of one percent (0.5%) of the total number of shares of Common Stock outstanding as of the tenth trading day of the Window Period that commences in the fourth quarter of each year or, if there is no such Window Period, as of December 31 of each year. The Company shall pay such shares as soon as practicable after calculation of the shares payable. Any shares of Common Stock issued pursuant to this provision shall be issued pursuant to any applicable stock plan approved by the Company's stockholders.

(g)
The Investment Manager's receipt of Common Stock in accordance herewith shall be subject to all applicable securities laws (including, without limitation, prohibitions on insider trading), and all further restrictions as shall be deemed necessary or advisable by the Board of Directors. To the extent that the Investment Manager may be deemed a director of the Company, all acquisitions of Company equity securities, including Common Stock, made by the Investment Manager pursuant to and in accordance with the terms and conditions of this Agreement shall constitute exempt acquisitions by the Investment Manager pursuant to Rule 16b-3 under the Exchange Act. The Investment Manager shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to the Investment Manager, subject to the same restrictions as above.

6.	Indemnity

(a)
The Company hereby agrees to indemnify the Investment Manager and each of the Investment Manager's shareholders, officers, employees, agents, associates and controlling persons and the shareholders, officers, employees and agents thereof (including any individual who serves at the Investment Manager's request as director, officer, partner, trustee or the like of another corporation) (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 6 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company or its stockholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for such payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Board of Directors. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by the Company of any of its legal rights to the extent they may not be waived.

(b)
The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Board of Directors determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances or (C) a majority of a quorum consisting of directors of the Company who are neither affiliated persons of the Company nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(c)
All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company or (ii) if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (b).

(d)	The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

7.	Duration and Termination

This Agreement shall commence on the date hereof for an initial term expiring on March 31, 2009. Thereafter, successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Investment Manager, with the approval of a majority of the Unaffiliated Directors until terminated or assigned under the provisions of this Section 7 or Section 9, as the case may be, of this Agreement.

Upon termination of this Agreement by the Company, the Company is obligated to pay the Investment Manager a termination fee that will be determined by independent appraisal other than in the case of termination by the Company for cause (as described below). The Company may terminate, or decline to renew the term of, this Agreement without cause at any time upon 60 days' written notice by a majority vote of the Unaffiliated Directors; provided that the Company shall pay the Investment Manager a termination fee determined by independent appraisal of the value of this Agreement. Such appraisal is to be conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Investment Manager. If the Company and the Investment Manager are unable to agree upon an appraisal firm, then each of the Company and the Manager is to choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the termination fee is to be deemed to be the average of the appraisals as prepared by each party's chosen appraiser and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal. If the two appraisers are unable to agree as to the identity of such third appraiser, either of the Investment Manager and the Company may request that the American Arbitration Association ("AAA") select the third appraiser. The termination fee then is to be the amount determined by such third appraiser, but in no event shall the termination fee be less than the lower of the two initial appraisals or more than the higher of such two initial appraisals. Each party shall pay the costs of the appraisers chosen by it, and each party shall pay one half of the costs of the third appraiser. Any appraisal hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

At the option of the Company, this Agreement, or any extension hereof, shall be and become terminated with cause upon 60 days' prior written notice of termination from the Board of Directors to the Investment Manager, without payment of any termination fee, if any of the following events occur: (i) if the Investment Manager commits a material breach of any provision of this Agreement (including any material breach of the provisions contained in Section 3(a) and (b) herein) and, after notice of such violation, shall not cure such violation within 30 days; or (ii) there is entered an order for relief or similar decree or order with respect to the Investment Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Investment Manager (A) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Investment Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Investment Manager and continue undismissed for 30 days; or (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, of proceedings to such end are instituted against application or consent, or proceedings to such end are instituted against the Investment Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

The Investment Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Board of Directors after the occurrence of such event.

Upon written request from the Company, the Investment Manager shall prepare, execute and deliver to a successor manager any and all documents and other instruments, place in such successor manager's possession all files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, to the successor manager at the Investment Manager's sole expense; provided, however, that the Investment Manager shall be entitled to retain copies of all such documents and other instruments as it may be required by federal or state law. The Investment Manager agrees to cooperate with Company and such successor manager in effecting the termination of the Investment Manager's responsibilities and rights under this Agreement.

8.	Action Upon Termination

From and after the effective date of termination of this Agreement pursuant to Section 7 hereof, the Investment Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if such termination is not for cause, the termination fee determined pursuant to Section 7. The Investment Manager shall forthwith upon such termination deliver to the Board of Directors all funds and property, documents, corporate records, reports and software of the Company or any subsidiary of the Company then in the custody of Investment Manager; provided, however, that the Investment Manager shall be entitled to retain copies of all such documents and other instruments as it may be required by federal or state law.

9.	Assignment

This Agreement may not be assigned without the prior written consent of all the parties to this Agreement. For the foregoing purposes, "assigned" shall have the meaning ascribed to it under the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

10.	Notices

Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof.

12.	Amendments

This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or assigns, or otherwise as provided herein.

13.	Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

14.	Entire Agreement

This instrument contains the entire agreement between the parties as to the rights granted and the obligations assumed in this instrument.

15.	Counterparts

This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

16.	Manager Brochure

The Company hereby acknowledges that it has received from the Investment Manager a copy of the Investment Manager's Form ADV, Part II, at least forty-eight hours prior to entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the date and the year first above written.

ANTHRACITE CAPITAL, INC.

/s/ Chris A. Milner
Name: Chris A. Milner
Title: Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

/s/ Robert S. Kapito
Name: Robert S. Kapito
Title: President